Exhibit 5.3
CONSENT
[Letterhead of Fried, Frank, Harris, Shriver & Jacobson LLP]
Catalyst Paper Corporation
3600 Lysander Lane, 2nd Floor
Richmond, BC V7B 1C3
Canada
Ladies and Gentlemen:
     We hereby consent to the reference to this firm on page (iv) and in the section titled “Interests of Experts” in the Preliminary Short Form Prospectus, dated February 19, 2008, contained in the Registration Statement on Form F-10 filed on the date hereof by Catalyst Paper Corporation with the Securities and Exchange Commission.
     In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations promulgated hereunder.
Dated: February 19, 2008
/s/ Fried, Frank, Harris, Shriver & Jacobson LLP
               FRIED, FRANK, HARRIS, SHRIVER & JACOBSON LLP